FOR IMMEDIATE RELEASE

Contact:

Robert J. Brittain, President & C.E.O.
Telephone: (518) 842 - 7200
FAX: (518) 842 - 7500

 AMBANC HOLDING CO., INC. ANNOUNCES STOCK REPURCHASE PROGRAM AND APPROVAL TO
                                 OPEN NEW BRANCH


Amsterdam, N.Y., December 13, 1996 -- Robert J. Brittain, President & C.E.O. of Ambanc Holding Co., Inc. (NASDAQ: AHCI) announced today the Company's intention to repurchase up to 10%, or 488,002 shares, of its outstanding stock in the open market during the next twelve months. The shares will be repurchased at prevailing market prices from time to time during the repurchase period depending on market conditions. The Company previously completed the repurchase of 10% of its outstanding stock, or 544,225 shares, on August 6, 1996.

Mr. Brittain indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, Amsterdam Savings Bank, F.S.B. Mr. Brittain stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders. The repurchased shares will become treasury shares and will be used for general corporate purposes."

Over the past three months, the Company's shares traded between $9.75 and $11.00. At November 30, 1996, the Company had $505.3 million in assets, stockholders' equity of $71.9 million, and 4,880,025 shares outstanding.

Mr. Brittain also announced that the Company's subsidiary, Amsterdam Savings Bank, F.S.B., has received approval from its primary regulator to open a traditional, full-service branch office to be located in the Schuyler Corners Shopping Center, which is currently under construction at the intersection of Routes 20 and 155 in the Town of Guilderland, Albany County, New York. With the opening of this branch, the Bank will have two banking locations in Albany County and a total of ten banking locations in the Capital Region of upstate New York.

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